Exhibit 6.31

ADVISORY AGREEMENT

(Level)

THIS ADVISORY AGREEMENT (the “Agreement”) is made this 9th day of May, 2017 (the “Effective Date”) by and between Formula Four Beverages Inc., a British Columbia, Canada corporation (the “Company”), I|M1, LLC (“IM1”), Encore Endeavor 1, LLC (“EE1”) (IM1 and EE1, collectively, the “Advisor”).

BACKGROUND

A. The Company desires to retain the Advisor to provide certain advisory services as hereinafter set forth.

B. The Advisor desires to provide certain advisory and consulting services to the Company in accordance with the terms and conditions contained hereinafter.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Advisory Services.

(a) During the Term of this Agreement, the Advisor is hereby retained by the Company on a non-exclusive basis to provide strategic advisory services (the “Services”) to the Company to be mutually agreed to which are anticipated to include: (a) provide reasonable input to the Company on various aspects of corporate branding, and (b) work with the Company and coordinate with other service providers of the Company with respect to the Services set forth on Exhibit A.

(b)  The Services provided by Advisor and availability of its affiliates will, in all respects, be subject to the Standard Terms and Conditions set forth on Exhibit B (“Standard Terms and Conditions”) attached hereto and incorporated herein by this reference. In the event of any conflict between the body of this Agreement and the Standard Terms and Conditions, the Standard Terms and Conditions shall control. If Company requests the affiliates of Advisor to travel in connection with the rendering of any Services, Advisor shall be entitled to approve each such request (which approval may be withheld in the Advisor’s sole discretion), and any arrangements for such travel will be pursuant to the Standard Terms and Conditions.

2. Term; Termination. The Term of this Agreement shall commence on the Effective Date as set forth above and end on December 31, 2021 (the “Expiration Date”). Either the Advisor or the Company may terminate this Agreement in the event that the other party breaches or fails to perform any of its material obligations under this Agreement, and such failure or default continues uncured for a period of thirty (30) days following written notice from the non-defaulting party (or if such breach, failure or default is not reasonably capable of cure without cost or liability to the non breaching party, then termination shall be effective immediately upon delivery of notice). Within the six months prior to the Expiration Date, the parties agree to meet and discuss, in good faith, a renewal of this Agreement. The parties acknowledge and agree that each term and provision in the Standard Terms and Conditions is a material obligation of the Company under this Agreement.

3. Compensation.

(a) Unless and until the parties mutually agree otherwise, the Company agrees to pay to Advisor the following compensation, with such compensation in each case divided equally between IM1 and EE1, in exchange for the Services, and the compensation terms included in this Section 3 shall survive any termination of this Agreement:

(i)           Warrant. Concurrently with the execution hereof, the Company shall issue a Warrant (a “Warrant”) to the Advisor to purchase 1,600,000 shares of the common stock of the Company, for an aggregate exercise price of Four hundred and one dollars ($401.00), in exchange for the Services performed by the Advisor hereunder. The parties understand and agree that the Services to be performed by Advisor hereunder with respect to the Warrant shall be fully performed within 45 days of the execution hereof; provided, that a failure to perform such services within such period shall not be deemed a material breach of this Agreement.

(ii)           Royalty. In further remuneration, commencing on the date hereof, the Company shall pay the Advisor royalties in U.S. dollars in an amount equal to the following amounts based on the total number of cases of OXiGEN related product (including all current and future products) sold in the United States in each such year (the “Royalty”) (for purposes hereof, the 2017 contract year shall commence on the date hereof and end on the first anniversary of the date hereof, and each annual anniversary of the date hereof thereafter shall be the beginning of the next following contract year):

2017: 750,001 - 1,500,000 cases at a $0.40 per case, everything over 1,500,001+ cases sold at $0.60 per case;

2018: 750,001 - 2,500,000 cases at $0.40 per case, everything over 2,500,001+ cases at $0.60 per case;

2019: 750,001 - 5,000,000 cases at $0.40 per case, everything over 5,000,001+ cases at $0.60 per case;

2020: 750,001 - 10,000,000 cases at $0.40 per case, everything over 10,000,001+ cases at $0.60 per case; and

2021: 750,001 - 15,000,000 cases at $0.40 per case, everything over 15,000,001+ cases at $0.60 per case.

For clarification purposes, as of the date hereof (but subject to change from time to time with new and/or replacement product offerings by the Company), a “case” delineates a case of OXiGEN water being 24 x 20 fl. oz. bottles, 24 x 16.9 fl. oz., 12 x 1 liter, 12 x 1.5 liter and a case of OXiGEN “shot” being 30 x 0.5 fl. oz. shots. Notwithstanding the foregoing, any new product “cases” other that the aforementioned delineation of cases shall: (i) be a commercially standardized standard configuration; and (ii) not have an adverse effect on the Royalty payable to the Advisor pursuant to the Agreement.

(iii)           Royalty Payments. Within forty five (45) days after the end of each calendar month, the Company shall furnish to the Advisor a complete sales and royalty report certified to be accurate by the Chief Financial Officer of the Company or by some other authorized designee of the Company showing the number and description of the cases of product sold during such month, as well as the production records for the Company’s product during the month for which the royalty payment to such Advisor are being provided.

(b) Royalty Report. The Company shall use a report form agreed to by the parties. Such report shall be furnished to Advisor whether or not any of the cases of such product have been sold during the preceding month. The receipt or acceptance by the Advisor of any of the reports furnished by the Company pursuant to this Agreement or of any royalties paid by the Advisor hereunder (or the cashing of any royalty checks paid by the Company hereunder) shall not preclude the Advisor from questioning the accuracy thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such reports or payments, any inconsistency, mistake, or inaccuracy shall immediately be rectified, and any appropriate payment due and owing shall immediately be paid by the Company to the Advisor. Any amounts not paid to the Advisor when due under this Agreement shall bear a late payment charge on the unpaid balance at the rate of 1.5% per month, compounded, or the maximum amount permitted by law, whichever is less.

(c) Audit Rights. the Company agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted, and the Advisor and its duly authorized representatives shall have the right after giving reasonable notice at all reasonable hours of the day to an examination of said books of account and records relating to the Company’s performance under the Agreement, and of all other documents and materials in the possession or under the control of the Company or any of its affiliated, associated, or subsidiary companies or agents, with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Upon request of Advisor, the Company shall furnish to Advisor a detailed statement by an independent certified public accountant showing the number and description of the cases of product covered by this Agreement distributed and/or sold by the Company to the date of Advisor’s demand. All books of account and records shall be kept available for no less than Seven (7) years, or, as long as required by the Internal Revenue Service, if longer than 7 years. Each calendar year in which this Agreement is in effect, and after expiration or termination of this Agreement, Advisor shall be entitled to an independent audit of and be given access to the Company’s account books, records, invoices and other pertinent data by a certified public accountant or qualified auditor designated by Advisor. The audit shall be conducted to determine the Company’s sales of products, and shall be conducted during normal business hours at the Company’s business office or location of such files and records. The cost of the audit shall be borne by Advisor unless the audit reveals that the Company understated the Royalties by more than two percent (2%), in which case the Company shall be required to pay all Advisor’s costs of the audit.

(d) Change of Control. In the event the Company or its US subsidiary, Formula Four Beverages (USA) Inc., incurs or enters into any agreement pursuant to which a Change of Control (as defined below) would occur, the Company shall provide the Advisor notice of such Change of Control. Following such notice, at the option of any party to this Agreement and upon notice to the other parties, this Agreement, together with the Royalty paid to Advisor under Section 3(a)(ii) shall immediately terminate and the Advisor shall be paid, in lieu thereof, a one-time, lump sum aggregate payment equal to the cumulative Royalties paid to the Advisor over the previous trailing 12-month period. The lump sum payment shall be paid to Advisor within 30 days of the occurrence of the Change of Control. For purposes hereof, “Change of Control” means (1) any consolidation or merger of such entity in which the entity is not the continuing or surviving entity, or pursuant to which the shares are converted to cash, other securities or other property, other than a consolidation or merger of the entity in which the holders of the entities shares immediately prior to the consolidation or merger have substantially the same percentage ownership of the interests of the continuing or surviving entity immediately after the consolidation or merger, or (2) any sale, lease, exchange or other transfer (in one transaction or in a series of transactions and not in the ordinary course of business) of all or substantially all of the entities assets, (3) a sale of fifty percent (50%) or more of the then outstanding voting securities of the entity to one party, or (4) any other event, pursuant to which the members of the Board of Directors (or similar governing body) who were elected prior to the occurrence no longer constitute a majority of the members of such governing body. Notwithstanding the above, any conveyance, transfer or grant of security title to or a security interest in any goods, accounts, inventory, general intangibles or other assets of such entity to secure the obligations of the entity or any of its subsidiaries, or the exercise of any rights or remedies by such entity after a default of indebtedness, shall not constitute a “Change of Control” as used herein.

4. System Requirements. The Company agrees to become a member and utilize (a) Dependable Solutions, a product approval and royalty reports services, (b) to the extent the terms are reasonable and the Company utilizes payment terms by credit or debit card, ireland pay, a merchant agreement service, and (c) to the extent the terms are reasonable, any similar web platform as may be utilized by the Advisor from time to time as a means of facilitating performance under this Agreement.

5. Expenses. The Advisor shall be reimbursed for all out of pocket costs and expenses incurred by it in the performance of the Services hereunder subject to preapproval by the Company.

6. Return of Documents. On termination of this Agreement or at any time upon the request of Company in writing, Advisor shall return to Company all documents, including all copies thereof, and all other property relating to the business of Company and/or its subsidiaries, including without limitation, the Confidential Information (as hereinafter defined), in its possession or control.

7. Amendment or Assignment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge or change is sought. This Agreement is not assignable by the Advisor without the prior written consent of the Company, which such consent may not be forthcoming; provided, that for the avoidance of doubt, assignment by Advisor of one or more advisory services to its employees or affiliates shall not constitute a violation of this Agreement.

8. Confidentiality.

(a) The parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to each party. Each party agrees not to divulge any confidential and proprietary information pertaining to the other party or this Agreement to any third party without prior written consent of the other party. Each party shall take all lawful measures to prevent the unauthorized use and/or disclosure of such confidential information, and to prevent unauthorized persons or entities from obtaining or using such information. Each party further agrees to refrain from directly or indirectly taking any action, which would constitute or facilitate the unauthorized use or disclosure of such confidential information. Each party may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable such party to perform its obligations under this Agreement; provided said officers, directors, employees, agents, and/or authorized representatives agree to abide by the confidentiality provisions herein, which by its terms shall be enforceable by injunctive relief. Each party shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants. Each party further agrees that any breach or threatened breach of this Section 8 would cause irreparable harm to the other party, that a remedy at law or in damages would be inadequate, and that the provisions of this Section 8 may be enforced by way of injunctive relief in addition to any other rights available to such party in law or in equity.

(b) For purposes of this Agreement, “confidential and proprietary information” includes, but is not limited to, the terms, conditions, and subject matter of this Agreement, and such party’s business, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies; information concerning such party’s product development and intellectual property or trade secrets. The foregoing confidentiality obligations shall not apply to information that: (1) was previously known to the recipient free of any obligation to keep it confidential; (2) was independently developed by recipient; or (3) is or becomes publicly available by means other than the unauthorized disclosure by recipient.

(c) In the event any judicial or regulatory authority requests or requires disclosure of any confidential information of the other party, the receiving party shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure.

9. Indemnity; Insurance.

(a) Indemnity. The Company shall indemnify, defend and hold Advisor and its affiliates harmless, at Company’s own expense, from and against any and all losses, liability, obligations, damages, third-party claims, demands, causes of action, costs and expenses of whatever form or nature (each a “Claim” and collectively, “Claims”), including reasonable outside attorney’s fees and other costs of legal defense, arising out of or related to: (i) the Advisor’s rendering of Services under this Agreement; (ii) an actual or alleged breach of any of the representations, warranties or covenants of this Agreement by the Company; (iii) the Company’s negligence, willful misconduct, or willful misrepresentation; or (iv) any other act or omission by or attributable to Company in connection with this Agreement except to extent such indemnity is prohibited by law. Company shall give prompt written notice to the Advisor of any proposed settlement of any Claim. Company may not, without the Advisor’s prior written consent, which the Advisor shall not unreasonably withhold, condition or delay, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent: (X) includes an unconditional release of the Advisor from all liability arising out of such claim; (Y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Advisor; and (Z) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Advisor. The indemnity contained in this Section 9(a) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of gross negligence, willful misconduct or fraud of the Advisor, or a material breach of the Advisor’s representations and warranties hereunder.

(b) Exculpation. Notwithstanding anything to the contrary herein, the Advisor shall, to the greatest extent permitted by law at the time this clause is construed, be exculpated from any liability whatsoever for any alleged abuse of discretion, tort, breach of fiduciary duty and/or breach of trust caused by any act or omission in connection with this Agreement. As a consequence, the Advisor shall under no circumstances ever be held personally liable to any other person, firm or corporation for any damages directly or indirectly arising out of any act or omission committed in connection with this Agreement. This exculpation shall not, however, protect the Advisor from any liability for a breach of trust committed intentionally or in bad faith. Even if this Section 9(b) shall not protect the Advisor due to the foregoing sentence, in no event shall the Advisor ever be liable for any punitive or exemplary damages for any act or omission committed in connection with this Agreement hereunder regardless of whether such act or omission constituted an act committed intentionally or in bad faith.

(c) Insurance. The Company represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect at all times during which the Company’s products are being manufactured, sold, and distributed, insurance for bodily injury, advertising injury, property damage, and product liability from a recognized insurance company approved by Advisor, which is qualified to do business in the State of California, providing protection at least in the amount of $5,000,000 per occurrence and $5,000,000 in the aggregate for the Company and for the Advisor against any actions, claims, demands, lawsuits, loss, costs, attorneys’ fees, damages, judgments, and liabilities of any nature whatsoever relating to such products. Any proposed change in certificates of insurance shall be submitted to the Advisor for its prior written approval. The Advisor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to the Advisor by the Company. The certificate(s) shall conform to the language requirements set out in Exhibit C attached hereto. For purposes of this Section 9(c), the term “Advisor” shall mean the Advisor and, without limitation, any of their agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, owners, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present.

10. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

11. Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third (3rd) calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses hereinabove first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

12. Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

13. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

14. Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Governing Law.

(a) This Agreement shall be construed in accordance with and the laws of the State of California which shall govern all disputes relating hereto without giving effect to any conflicts of law provisions. The parties agree that any disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way or arbitration and administered by and in accordance with the JAMS streamlined Arbitration Rules and Regulations (the ''JAMS Rules '') of the Judicial Arbitration and Mediation Service in effect at the time of any such proceedings. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the parties.

(b) Notwithstanding the foregoing, the parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above described arbitration procedures, if in that parties sole judgment such provisional relief is necessary to avoid an irreparable injury or to preserve the status quo. Never the less, the arbitration procedure set forth in this Section 15 is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this Agreement.

16. Enforcement. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Los Angeles County in the State of California. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Los Angeles County, California, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Los Angeles County, California has been brought in an inconvenient form.

17. Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

18. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

Formula Four Beverages Inc.

By: /s/ Blair Bentham May 9, 2017
Name: Blair Bentham
Title: CEO

Advisor:

I|M1, LLC

By: Stephen Roseberry
Name: Stephen Roseberry
Title: President

Encore Endeavor 1, LLC

By: Stephen Roseberry
Name: Stephen Roseberry
Title: President

EXHIBIT A

Strategic Alignment Deliverables

INFLUENCER MARKETING / ADVERTISING
●
OXiGEN to work with Advisors on influencer program. OXiGEN’s presence at upcoming events; and
●
Advisor to assist with obtaining best paid advertising rates through its current partners that are deemed relevant to OXiGEN.

OXiGEN REPRESENTATION BY ADVISOR
●
Advisor, to include, when appropriate, the OXiGEN story in media opportunities; and
●
Advisor, when possible, will incorporate social media posts directly related to OXiGEN in the social channels.

PRODUCTION ASSETS
●
Advisor in cooperation with other service providers and OXiGEN to lead the initiative to create a 5-6 minute video telling the story and vision of OXiGEN;
●
Advisor in cooperation with other service providers and OXiGEN will assist with production resources/facilities at agreed upon times/dates; and
●
Advisor in cooperation with other service providers and OXiGEN, will assist with producing broadcast materials and other visuals for the brand which may be used globally.

DISTRIBUTION
●
Advisor will mutually endeavor to enhance OXiGEN’s sales/distribution networks;
●
Advisor will mutually endeavor to enhance OXiGEN’s retail accounts; and
●
Advisor will mutually endeavor to enhance OXiGEN’s key product alignment/placement with various entities.

EXHIBIT B

Standard Terms & Conditions

1.
Likeness & Promotional Materials

1.1.1.
Company acknowledges the good reputation of the Advisor and its affiliates, and further acknowledges that all uses of the Advisor’s or its affiliate’s name, photographic image, and non-photographic likeness manufactured, distributed, and/or exploited by Company (collectively “Likenesses”) will be utilized in such a manner as to enhance the reputation and recognition of the Advisor and its affiliates to the mutual benefit of the parties and shall be subject advanced approval by the Advisor as provided hereunder. The quality of each Likeness shall be suitable for the use for which they are intended.

1.1.2.
All Likenesses developed hereunder, and all brochures, publications, printed matter, advertising, signs, promotional displays, websites, webpages, video and sound recordings, online social media pages (hereinafter the “Promotional Materials”) and other forms of advertising, promotional, and/or publicity material in connection with the Services, shall be subject to the Advisor’s written approval in advance of use, distribution, marketing or sale. Without cost to the Advisor, Company shall submit to the Advisor for its inspection and approval, at least three (3) samples of each Likeness and/or Promotional Material prior to any use, marketing, advertising, sale or other distribution to the public (each a “Sample”). In lieu of submitting three (3) Samples of the Likenesses and/or Promotional Materials under this Paragraph, Company may submit either a computer diskette or e-mail attachment containing a depiction of one (1) Sample for the Advisor’s inspection and approval. The Advisor’s representative, or any duly authorized representative of the Advisor designated by it in writing, shall have TEN (10) BUSINESS DAYS from the Advisor’s confirmed receipt of the supplied Samples to approve or reject in writing such samples. If any such time period lapses without Company receiving express written approval or rejection of the supplied Samples, the Samples will be deemed approved by the Advisor, provided that copies of all correspondence accompanying the Samples are submitted or sent to the Advisor’s counsel in accordance with the notice provisions of Section 7 of this Exhibit B. Company shall not distribute, market and/or exploit any Likeness or Promotional Material until Company has received the Advisor’s written approval of the Sample.

1.1.3.
All materials submitted for approval to the Advisor in a language other than English will be accompanied by a complete and accurate English translation.

1.1.4.
In addition to the standards required above, Company acknowledges the great value of the goodwill associated with Advisor, and Company agrees that it will not use the Likenesses or Promotional Material in any manner which, directly or indirectly, would demean, ridicule or otherwise tarnish the reputation or image of the Advisor. Without limiting the foregoing, (i) all Likenesses and Promotional Materials shall in all respects be manufactured, marketed and distributed in a manner consistent with the high quality standards and image of the Advisor, and (ii) Company shall not permit the manufacture, marketing or distribution of any Promotional Material or any other material in connection with the rendering of Services that represents, depicts or promotes (a) the glorification of violence, including but not limited to any representations of gang- or terrorist-related imagery, firearms or explosive devices, (b) sexual activities, including but not limited to any representations of body parts or sex toys, (c) religious beliefs, including but not limited to any religious iconography or any image commonly associated with any religious organization or cult, (d) any political content, (e) tobacco, alcohol or drug use, or (f) personal hygiene.

2.
Travel & Expenses. If the Advisor elects to travel in connection with the rendering of Services as provided in Section 1 of the Agreement, all travel, lodging, meals, and related incidental expenses incurred by the Advisor and by all traveling companions the Advisor reasonably requires for any personal appearances provided in this Agreement shall be paid by Company. The Advisor and the traveling companions she reasonably requires shall either travel via private plane or first class air and with portal-to-portal SUV ground transportation. If private plane travel is used, Company shall pay the round trip fuel costs and landing fees for the relevant flight, and if airline travel is used, then Company shall pay for first class air travel. The Advisor or its affiliates and the traveling companions reasonably requires shall be lodged in first class hotel accommodations (i.e., a 5-star or comparable with suite amenities and accommodations), and each shall be provided with all meals in connection with such appearances. Company and the Advisor acknowledge that it will be appropriate to establish a budget in advance of any such travel approved by the Advisor and takes into account the Advisor’s comfort, support and other reasonable needs and those of her travelling companions. All travel and expenses shall be subject to preapproval by the Company.

3.
Recording & Filming. Except as provided herein, under no circumstance shall any recording be made by Company in any manner whatsoever, whether on video or audio tape, film, celluloid, and/or by any other means possible, of the Advisor in connection with any appearance provided under this Agreement or otherwise, including without limitation all personal appearances and photo sessions, without the prior written approval of the Advisor. Should the Advisor approve any such recording of any appearance in connection herewith, said recording shall be contracted for under “work for hire” provisions and all rights, including the copyright, related to said recording, shall belong solely to the Advisor and are hereby assigned to the Advisor. If Company uses the services of anyone other than its employees to make any such recording, Company shall obtain written assignments to the Advisor of all copyright and other rights in any recordings, negatives, or any other materials bearing the Advisor’s image and/or voice. It is further agreed that any such recording of the Advisor, which Company desires to use for any purpose whatsoever, shall be submitted to the Advisor for its absolute written approval prior to any use thereof. In addition to approving the recording itself, the intended use must also be approved in writing by the Advisor prior to any use thereof. Company further agrees to pay the Advisor’s Screen Actors Guild union costs (including applicable scale compensation and pension, health, and welfare benefits based thereon) that are attributable to the Advisor directly in connection with her work for or with Company and her paid broadcasts in any media.

4.
Good Will. Company recognizes the great value of the good will associated with the Advisor’s name and likeness and, consistent with its general operations, will take all commercially reasonable steps to enhance the reputation of the Advisor and the good will.

5.
Consultation. The Advisor and Company agree to have meaningful consultation with each other regularly throughout the term of this Agreement and any renewal or extension thereof. The parties agree that the purpose of the consultation will be to discuss methods and strategies to develop, promote, and expand the Advisor brand and image for the mutual benefit of Company and the Services contemplated hereunder. To attain this mutual goal, the Advisor or its designees agrees to meet in person from time to time as may be reasonably appropriate throughout the calendar year in conformity with mutually agreed upon schedules to discuss the Services and to solicit input and ideas from the Advisor or its designees. The Advisor acknowledges that Company or a parent of Company may be required or may deem it appropriate to issue press releases relating to periodic developments and the Advisor agrees that it will either approve or disapprove any such press release containing references to the Services, provided that (a) the Advisor shall deliver its suggestions, corrections or other comments to Company regarding the press release with in one business day of receipt; (b) both Company and the Advisor Company shall diligently thereafter work together to assure a final version of the press release within the five (5) business days following submission to and receipt by the Advisor; and (c) if Company has made the requested corrections or changes agreed upon or if not otherwise disapproved in writing shall be deemed approved at the end of seven (7) business days following the initial submission to and receipt by the Advisor. Any disapproval from the Advisor shall he accompanied by constructive requests for changes to be made in order for approvals to be given.

6.
Preferred Vendors. The parties further agree that the Advisor may from time to time recommend sub-contractors, vendors, and/or manufacturers to Company that Company will consider in good faith. Company will use commercially reasonable efforts to use the sub-contractors, vendors, and/or manufacturers suggested by the Advisor.

7.
Notices. Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be in writing and shall be effective when hand delivered; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by reputable overnight air courier service (e.g., Federal Express). All such communications shall be sent to the parties at the notice addresses listed below or to such other persons and the parties to each other may designate notice addresses as in writing.

If to Advisor:	Level Brands, Inc. 4521 Sharon Road, Ste 450 Charlotte, NC 28211 Attention: Mark Elliott, CFO Email: mark@levelbrands.com
With a copy to:	Stephen Roseberry Sterling/Winters PO Box #1410 Rancho Mirage, CA 92270 sroseberry@sterlingwinters.com
With a second copy to:	Paul Porter, Esq. 4521 Sharon Road, Ste 450 Charlotte, NC 28211 pporter@sstreetllc.com
If to Company:
Formula Four Beverages Inc.
World Trade Centre, 999 Canada Place, Suite 404, Vancouver, BC, Canada V6C 3E2
Telephone: 604-283-1005 ext. 109
Telecopier: 604-648-9183

Attention:  Blair Bentham
Email:  blair.bentham@formula-four.com

Attention:  Scott Ogilvie
Email:  scott.ogilvie@formula-four.com

With a copy to:	Matthew Peters McCarthy Tetrault, LLP 745 Thurlow Street, Suite 2400 Vancouver, BC, Canada, V6E 0C5 Telephone: 604-643-7162 Email: mpeters@mccarthy.ca
8.
No Relationship. The Advisor is an independent contractor. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the parties, and neither party shall so hold itself out. Company shall have no right to obligate or bind the Advisor in any manner whatsoever, and nothing contained in this Agreement shall give, or is intended to give, any rights of any kind to any third person(s).

9.
Equitable Relief. The parties acknowledge that the subject matter of this Agreement relates to services and rights, which are extraordinary and unique and which cannot be replaced or adequately compensated in money damages, and any breach by Company of the Standard Terms and Conditions of this Exhibit B will cause irreparable injury to the Advisor.

10.
Protection. Company agrees that during the term of this Agreement, or thereafter, it will not register or attempt to register any of trademarks, copyrights, or patents including or incorporating any aspect of the Advisor’s name, likeness, or trademarks, nor will Company form or incorporate any entity under a name that includes such name, likeness, or trademarks. Company will not attack the title or any rights of the Advisor in and to any trademarks registered or controlled by the Advisor or attack the validity of this Agreement and further acknowledges the goodwill inherent to the Advisor’s name, likeness, and related trademarks.

11.
Code of Conduct and Millennium Development Goals. The Company agrees to (a) the Human Rights - Code of Conduct, attached to these Standard Terms and Conditions as Attachment 1 hereto, incorporated herein by this reference, with respect to which Company agrees to fully comply; and (b) the Millennium Development Goals, attached to these Standard Terms and Conditions as Attachment 2, incorporated herein by reference, with respect to which the Company agrees to fully adopt, as well as meaningfully contribute to, one or more of such goals either economically or through other Company resources. Advisor reserves the right to amend and update Attachment 1 and Attachment 2 from time to time upon written notice to the Company of such changes.

ATTACHMENT 1
To Standard Terms and Conditions

CODE OF CONDUCT
行为守则
1.
PURPOSE: The Company is committed to using only manufacturers to strive to conduct business in a highly professional and ethical manner. This document outlines those commitments each facility makes in respect to its compliance with applicable law and tis personal practices and policies.
目的：[被许可人]承诺只使用了力争在一个高度专业和道德的方式开展业务的厂家。本文概述了这些各设施使得在尊重其遵守适用的法律和个人的做法和政策的承诺。
2.
CHILD LABOR: The facility agrees not to use child labor in the manufacturing, or distribution of the Goods. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education; provided, however, in no event shall the Facility use any person below the age of (15) fifteen. The Facility also agrees to comply with all other Laws applicable to employees, regardless of the age of an employee.
童工：该中心同意不使用童工在制造，或货物配送。 “童工”是指一个人年龄低于当地法定最低就业年龄或年龄在完成义务教育; 提供的，但是，在任何情况下，基金使用任何人（15）15岁以下。该基金还同意遵守适用于所有员工的其他法律，不论雇员的年龄。
3.
FORCED LABOR: The Facility agrees to employ only persons whose presence is voluntary. The Facility agrees not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.
强迫劳动：该基金同意只雇用人员，其存在是自愿的。该基金同意不使用任何强迫或非自愿劳动，无论是监狱，保税，契约或其他方面。
4.
ABUSE OF LABOR: The Facility agrees to treat each employee with dignity and respect and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.
滥用劳动：该基金同意把每个员工的尊严和尊重，不使用体罚，暴力威胁或其他形式的身体，性，心理或言语上的骚扰或虐待。
5.
NON-DISCRIMINATION: The Facility agrees not to discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.
不歧视：该基金同意不会在雇佣和招聘活动，包括工资，福利，晋升，纪律，终止或退休种族，宗教，年龄，国籍，社会或民族，性取向，性别的基础上歧视，政治观点或残疾。
6.
ASSOCIATION: The Facility agrees to follow employees to organize and bargain collectively without penalty or interference in accordance with local Laws.
关联关系：该基金同意遵守雇员组织和集体谈判不受处罚或干预按照当地的法律。

7.
WAGES, BENEFITS AND WORKING HOURS: The facility recognizes that wages are essential to meeting employee’s basic needs. The Facility agrees to comply, at a minimum, with all applicable wages and hour Laws, including minimum wage, overtime hours, maximum hours, piece rates and other elements of compensation and shall provide legally mandated benefits.
工资，福利和工作时间：该厂认识到，工资是必要的，以满足员工的基本需求。该基金同意遵守，至少，所有适用的工资和工时的法律，包括最低工资，加班，最长工时，计件工资和补偿等内容，并应提供法定福利。
8.
HEALTH AND SAFETY: The Facility agrees to provide employees with a safe and healthy workplace environment in accordance with all applicable Laws, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fine safety and adequate lighting and ventilation. The Facility also agrees to ensure that the same standards of health and safety are applied to any housing it provides for employees.
健康和安全：该基金同意为员工提供一个安全和健康的工作环境符合所有适用法律，确保在最低限度，合理获得饮用水和卫生设施，精美的安全性和足够的照明和通风。该基金也同意，以确保健康和安全的相同标准适用于它提供了雇员的住房
9.
COMPLIANCE: The Facility agrees to take appropriate steps to ensure that the provisions of the COC are communicated to its employees, including by prominent posting a copy of this COC in the local language on one or more bulletin boards in places readily accessible to employees at all times.
合规性：本基金同意采取适当措施，以确保奥委会的规定传达给员工，其中包括由著名张贴在当地语言的一个或多个电子公告板的名额该行为准则的副本容易获得员工的所有次。
10.
ENVIRONMENT: Business partners should share our concern for the environment and adhere to their local and national laws regarding the protection and preservation of the environment.
环境：业务合作伙伴应该分享我们对环境的关注，并坚持对环境的保护和维护当地和国家法律。
11.
LEGAL REQUIREMENTS: Business partners should be in compliance with all legal requirements involved in conducting the business.
法律要求：业务合作伙伴应符合参与开展业务的所有法律要求。
12.
Our Business Partners are required to provide full access to their facilities and those of their manufacturers, vendors and subcontractors, and to release records relating to employment practices. We may conduct on-site inspections of facilities to monitor the standards and assure the quality of our products.
我们的业务合作伙伴必须提供完全访问他们的设备和那些他们的制造商，供应商和分包商，并发布有关用工行为记录。我们可以进行现场视察设施，以监控标准，确保了产品的质量。
Please report Violations Anonymously by emailing to: mark@levelbrands.com

ATTACHMENT 2
To Standard Terms and Conditions

Millennium Development Goals

1. We must eradicate extreme poverty and hunger!

2. Achieve universal primary education.

3. Promote gender equality and empower women.

4. Reduce child mortality.

5. Improve maternal health.

6. Combat HIV/AIDS, Malaria, and other diseases.

7. Ensure environmental sustainability.

8. Build global partnerships for development.

9. Bring opportunities of financial stability and healthcare to American Veterans and their families.

10. Stop Human Trafficking.

EXHIBIT C

Level Brands

REQUIRED INSURANCE CERTIFICATE

Under Description of Operations state the following:

“Certificate Holder: Level Brands, Inc., Kathy Ireland, kathy ireland WorldWide, Inc., I|M1, LLC, Encore Endeavor 1, LLC, The Sterling/Winters Company, and their partners, owners, subsidiaries, affiliates, directors, officers, managers and employees are named additional insured with regards to liability arising out of operations of the named insured.”

The Certificate Holder should be listed as:

Level Brands, Inc.
4521 Sharon Road, Ste. 450
Charlotte, NC 28211

Send copies of Certificate to:

Ben Moore, CIC
BB&T
BDMoore@BBandT.com

Level Brands, Inc.
Mark Elliott
mark@levelbrands.com

Ex. C – Insurance Coverage